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                                                                    Exhibit 99.1


LINCOLN ELECTRIC TO PURCHASE CENTURY WELDING AND CUTTING
EQUIPMENT, ACCESSORIES AND BATTERY CHARGERS BUSINESS FROM
CLORE AUTOMOTIVE

o    Purchase also includes the Marquette brand of welding products

o Products will complement Lincoln's existing retail and professional business


     CLEVELAND, Ohio, U.S.A., October 16, 2003 -- Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has agreed to purchase the Century welding and cutting equipment, accessories and battery charger businesses of Clore Automotive LLC. The Marquette brand of welding products is also included in the acquisition.
     Terms of the acquisition were not disclosed. Approximately $14 million of sales is included in the purchase.
     These products and brands, which have leading positions in the automotive after-market and retail DIY channels, are complementary to Lincoln's existing retail and professional products business. Lincoln's WCTA (Welding, Cutting, Tools & Accessories, Inc.) business unit, formed in 2003, consolidated all of Lincoln's retail and professional channel business into one dedicated business unit, in recognition of this market's increasing importance and to ensure dedicated focus to its special requirements.
     "The addition of the Century and Marquette product lines will enable Lincoln to provide an even broader range of products to this rapidly growing market area," said John M. Stropki, Chief Operating Officer. "We see it as an excellent fit with our corporate retail strategy to provide retail brands and products that are clearly differentiated from our industrial market segment."
     Closing of the transaction is expected by the end of October. Lincoln and Clore management are working together to ensure an uninterrupted supply to Century and Marquette customers.




                                     -more-

     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment.





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Headquartered in Cleveland, Ohio, Lincoln has operations, manufacturing alliances and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company's Web site at www.lincolnelectric.com.

     The Company's expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company's operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; the extent and duration of the slowdown in U.S. demand for the Company's products; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.

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